Exhibit 19.1

FRANKLIN STREET PROPERTIES CORP.

INSIDER TRADING POLICY

1.Background and Purpose

The federal securities laws prohibit any member of the Company’s Board of Directors (a “Director”) or employee of the Company from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from disclosing or “tipping” material nonpublic information to others who might trade on the basis of that information. These laws impose severe sanctions on individuals who violate them. In addition, the SEC has the authority to impose large fines on the Company and on the Company’s Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This insider trading policy is being adopted in light of these legal requirements, and with the goal of helping:

•	Prevent inadvertent violations of the insider trading laws.
•	Avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Securities Exchange Act of 1934.
•	Avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company.
•	Protect the Company from controlling person liability.
•	Protect the reputation of the Company, its Directors and its employees.
2.	Prohibition on trading while aware of material nonpublic Information; Prohibition on Tipping Others

2.1This Section 2 applies to all Directors; all employees; all family members of Directors and employees who share the same address as, or are financially dependent on, the Director or employee; any other person who shares the same address as the Director or employee other than a tenant or employee; and all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons.

2.2No person covered by this Section 2 may:

•	Purchase or sell any securities of the Company while he or she is aware of any material nonpublic information concerning the Company.
•

Disclose to any other person any material nonpublic information concerning the Company if it is reasonably foreseeable that such person may use that information in purchasing or selling Company securities.

•

Purchase or sell any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a Director or employee of the Company.

•

Disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as a Director or employee of the Company if it is reasonably foreseeable that such person may use that information in purchasing or selling securities of such other company.

2.3 The prohibition on purchases and sales of Company securities while aware of material nonpublic information concerning the Company does not apply to a transaction pursuant to a trading plan which complies with the description of the “trading plan” in Section 3.3 of this insider trading policy. If a person ceases to be a Director or employee of the Company at a time when he or she is aware of material nonpublic information concerning the Company, the prohibition on purchases, sales of Company securities in Section 2 continue to apply to such person until that information has become public or is no longer material.

3.	Blackout Periods

3.1This Section 3 applies to all Directors; all employees; all family members of Directors and employees who share the same address as, or are financially dependent on, the Director or employee; any other person who shares the same address as the Director or employee other than a tenant or employee; and all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons.

3.2No person covered by this Section 3 may make any purchase or sale of securities of the Company during the following time periods (each, a “blackout period”):

•

Beginning after the market closes on the day that is two weeks prior to the end of each fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter. If the blackout period would otherwise begin on a Saturday, Sunday, federal holiday or any other day on which the Company’s common stock is not available for purchase or sale on the principal market on which the Company’s common stock is listed or quoted, then the blackout period shall be automatically revised to begin after the market closes on first, immediately preceding day that is not a Saturday, Sunday, federal holiday or any other day on which the Company’s common stock is not available for purchase or sale on the principal market on which the Company’s common stock is listed or quoted.

•	Beginning at the time of any public earnings-related announcement or public announcement of a significant corporate transaction or event and ending upon the completion of the second full trading day after such announcement.

•

Beginning at the time of management’s direction to counsel to begin preparation of documents in connection with any merger or similar transaction (or at such other time in connection with such merger or similar transaction as the Board may in its sole discretion determine) and ending upon the public announcement of (i) the Company’s consideration of such merger or similar transaction, (ii) the Company’s execution of a binding agreement with respect to such merger or similar transaction or (iii) the closing of such merger or similar transaction.

•

During such other periods as may be established from time to time by the Board, the Chief Executive Officer, the Senior Operations Officer or the General Counsel in light of particular events or developments affecting the Company.

In addition, no person covered by this Section 3 shall inform a person not covered by this Section 3 that a blackout period imposed as a result of particular events or developments is in effect.

3.3The prohibition on purchases and sales of Company securities during blackout periods does not apply to:

•	Purchases made under an employee stock purchase plan operated by the Company; provided, however, that the securities so acquired may not be sold during a blackout period.
•	Purchases of securities from the Company or sales of securities to the Company.
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Purchases or sales made pursuant to a binding contract, written plan or specific instruction (a “trading plan”) which is adopted and operated in compliance with Rule 10b5-1; provided such trading plan: (1) is in writing; (2) was submitted to the Chief Executive Officer, the Senior Operations Officer or the General Counsel for review by the Company prior to its adoption; and (3) was not adopted during a blackout period; and provided further that if such trading plan provides for trades to occur only once per quarter or less frequently (other than a plan that relates solely to the immediate sale of shares acquired under an employee stock purchase plan) such trading plan may not provide for trades to occur during a regularly scheduled quarter-end blackout period.

4.	Prior Notice Of Securities Transactions

4.1This Section 4 applies to all Directors; all executive officers; all family members of Directors and executive officers who share the same address as, or are financially dependent on, the Director and executive officers; and all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons; and such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Senior Operations Officer or the General Counsel as being subject to this Section 4.

4.2Prior Notice. No person covered by this Section 4 may make any purchase or sale of securities of the Company (other than purchases or sales described in Section 3.3) unless he or she notifies the Chief Executive Officer, the Senior Operations Officer or the General Counsel prior to such purchase or sale.

4.3Post-Transaction Notice. Each person or entity covered by this Section 4 who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Senior Operations Officer or the General Counsel (or his or her designee) of the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

4.4Deemed Time of a Transaction. For purposes of this Section 4, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

5.	Other Prohibitions on Trading Activities

5.1This Section 5 applies to all Directors; all employees; all family members of Directors and employees who share the same address as, or are financially dependent on, the Director or employee; any other person who shares the same address as the Director or employee other than a tenant or employee; and all corporations, partnerships, trusts or other entities owned or controlled by any of the above persons.

5.2No person covered by this Section 5 may engage in any of the following types of transactions:

•	Short sales of Company securities, including short sales “against the box”; or
•	Purchases or sales of puts or calls involving Company securities.
6.	Penalties for Violation

Violation of any of the foregoing rules (a) may result in the Company reporting such violation to the appropriate governmental and/or regulatory authority and (b) is grounds for disciplinary action by the Company, including employment termination.

7.	Company Assistance and Education

7.1The Company shall take reasonable steps designed to ensure that all Directors and employees of the Company are educated about, and periodically reminded of, the federal securities law restrictions and Company policies regarding insider trading. Directors and employees shall be required, at least annually, to certify their understanding of, and intent to comply with, the Company’s insider trading policy.

7.2The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.

8.	Limitation on Liability.

None of the Company, the Chief Executive Officer, the Senior Operations Officer, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a trading plan submitted pursuant to Section 3.3. Notwithstanding any review of a trading plan pursuant to Section 3.3, none of the Company, the Chief Executive Officer, the Senior Operations Officer, the General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such trading plan or transaction to the person engaging in or adopting such trading plan or transaction.

Approved November 20, 2015